Exhibit 99.4

Ameris Bancorp to Acquire the Remainder of US Premium Finance

MOULTRIE, Ga. and NORCROSS, Ga., Jan. 26, 2018 /PRNewswire/ -- Ameris Bancorp (Nasdaq: ABCB) ("Ameris"), the parent company of Ameris Bank, announced today the signing of a definitive stock purchase agreement under which Ameris will acquire the remainder of the outstanding shares of US Premium Finance Holding Company ("USPF"). Since early 2017, the business of USPF has operated as a division of Ameris Bank, the banking subsidiary of Ameris. Ameris has held a minority ownership position in USPF during that time. The acquisition is scheduled to close in the first quarter of 2018.

"When we initially entered in to our partnership with the USPF team, we had high expectations for the quality, profitability and growth of this business," commented Edwin W. Hortman, Jr., Executive Chairman, President and Chief Executive Officer of Ameris. "After working together for the past year, USPF has exceeded expectations on all fronts. We are excited to be able to acquire all of this fantastic business and continue our strong partnership with the team."

USPF is one of the largest providers of credit on property and casualty premiums in the nation. USPF has over 25,000 borrowers and over 1,000 agency relationships through its operations in all 50 states. Fourth quarter average receivables were approximately $501 million, an increase of approximately 17.9% over the portfolio size Ameris originally acquired in early 2017.

Rogers & Hardin LLP provided legal counsel to Ameris and Vedder Price P.C. provided legal counsel to USPF.

Conference Call Information

Ameris will host a teleconference at 10:00 a.m. Eastern time today (January 26, 2018) to discuss the transaction and answer appropriate questions. The conference call can be accessed by dialing 1-877-504-1190 (or 1-855-669-9657 for participants in Canada and 1-412-902-6630 for other international participants). The conference ID name is Ameris Bancorp ABCB. A replay of the call will be available one hour after the end of the conference call until February 9, 2018. To listen to the replay, dial 1-877-344-7529 (or 1-855-669-9658 for participants in Canada and 1-412-317-0088 for other international participants). The conference replay access code is 10115392. The conference call replay and the information discussed will also be available on the Investor Relations page of the Ameris Bank website at www.amerisbank.com.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe", "estimate", "expect", "intend", "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. Ameris undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to Ameris's periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact Ameris's results of operations and financial condition.

Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia and the parent of Ameris Bank, a Georgia state-chartered bank. Ameris Bank currently has 97 locations in Georgia, Alabama, northern Florida and South Carolina.

CONTACT: Nicole S. Stokes, Executive Vice President and CFO, (229) 890-1111